Exhibit 10.1

WAIVER

Reference is made to that certain Agreement and Plan of Merger by and among Nokia, Inc. (“Parent”), North Acquisition Corp. (“Purchaser”), and NAVTEQ Corporation (the “Company”), dated as of October 1, 2007 (the “Merger Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to Section 9.05 of the Merger Agreement, Parent, Purchaser and the Company agree as follows:

1.             To waive the obligation of Parent under Section 3.02(f) of the Merger Agreement to provide at least 30 days’ notice prior to the Effective Time of its determination that (a) all Performance Share Units and Restricted Share Units granted to (x) non-employee directors of the Company and (y) Mr. Ferris Carpenter, and (b) all Performance Share Units and Restricted Share Units scheduled to vest on or prior to October 20, 2008, shall be converted into the right to receive the Merger Consideration in accordance with Section 3.02(f) of the Merger Agreement; and

2.             Any fractional Nokia Shares that may result from the conversion, pursuant to Sections 3.02(b) and 3.02(c) of the Merger Agreement, of Performance Share Units and Restricted Share Units held by award-holders located in Canada or Singapore shall be rounded down to the nearest whole share, notwithstanding the provisos of Sections 3.02(b) and 3.02(c) of the Merger Agreement.

[SIGNATURE PAGE TO FOLLOW]

This Waiver may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be deemed to be one and the same instrument.  This Waiver shall not be construed as a waiver of any other term or condition of the Merger Agreement.

DATED: July 2, 2008

NOKIA, INC.

/s/ Bruce Bowden
Name: VP, Global M&A
Title:

NORTH ACQUISITION CORP.

/s/ Bruce Bowden
Name: VP, Global M&A
Title:

NAVTEQ CORPORATION

/s/ David B. Mullen
Name: David B. Mullen
Title: EVP & CFO